Exhibit 99.B15(b)


                                DISTRIBUTION PLAN
                                       OF
                SPIRIT OF AMERICA INVESTMENT FUND, INC. - CLASS B

         The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by Spirit of America Investment Fund, Inc. (the "Fund") for the Class B shares ("Class B") of the Fund and any separate series of the Fund hereinafter organized. The Plan has been approved by a majority of the Fund's Board of Directors, including a majority of the directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested directors"), cast in person at a meeting called for the purpose of voting on such Plan.

         In reviewing the Plan, the Board of Directors determined that the adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. The Plan has also been approved by a vote of the sole initial shareholder of Class B shares of the Fund.

         The Provisions of the Plan are:

         1. (a) The Fund shall pay to the Distributor a monthly fee not to exceed 0.75% (3/4 of 1%) per annum of the Class B Shares' average daily net assets represented by shares of the Class as may be determined by the Fund's Board of Directors from time to time.

            (b) In addition to the amounts described in (a) above, the Fund shall pay (i) the Distributor for payment to dealers or others, or (ii) directly to others, an amount not to exceed 0.25% (1/4 of 1%) per annum of the Class B Shares' average daily net assets represented by shares of the Class, as a service fee pursuant to dealer or servicing agreements.


         2. (a) The Distributor shall use the monies paid to it pursuant to paragraph 1(a) above to assist in the distribution and promotion of shares of the Class. Payments made to the Distributor under the Plan may be used for, among other things, preparation and distribution of advertisements, sales literature and prospectuses. And reports used for sales purposes, as well as compensation related to sales and marketing personnel, and holding special promotions. In addition, such fees may be used to pay for advancing the commission costs to dealers with respect to the sale of Class B Shares.

            (b) The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include confirming that customers have received the Prospectus and Statement of Additional Information, if applicable; assisting such customers in maintaining proper records with the Fund; answering questions relating to their respective accounts; and aiding in maintaining the investment of their respective customers of Class B Shares.

         3. The Adviser and the Distributor shall collect and monitor the documentation of payments made under paragraph 1, and shall furnish to the Board of Directors of the Fund, for their review, on a quarterly basis, a written report of the amounts expended under the Plan as to the Fund's Class B shares and the purpose for which such expenditures were made. The Adviser and Distributor shall furnish the Board of Directors of the Fund with such other information as the Board may reasonably request in connection with the payments made under the Plan as to the Fund's Class B shares in order to enable the Board to make an informed determination of whether the Plan should be continued.

         4. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Fund's Board of Directors, including the non-interested directors, cast in person at a meeting called for the purpose of voting on the Plan.

         5. The Plan, or any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund, or by vote of a majority of the non-interested directors, on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the management agreement between the Fund and the Adviser.

         6. The Plan and any agreements entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Fund's Class B shares for distribution pursuant to Paragraph 1 hereof without approval by a majority of Class B's outstanding voting securities.

         7. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the non-interested directors cast in person at a meeting called for the purpose of voting on any such amendment.

         8. So long as the Plan is in effect, the selection and nomination of the Fund's non-interested directors shall be committed to the discretion of such non-interested directors.

         9. This Plan shall take effect on the day of January, 1998.

                  This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Fund, the Adviser and the Distributor as evidenced by their execution hereof.



                                         SPIRIT OF AMERICA INVESTMENT FUND, INC.


                                         By:
                                              ----------------------------------
                                                     David Lerner, President




                                         SPIRIT OF AMERICA MANAGEMENT CORP.


                                         By:
                                            ------------------------------------




                                         SSH SECURITIES, INC.


                                         By:
                                            ------------------------------------
                                                  David Lerner, President